Exhibit 5.4

September 21, 2015

Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Ladies and Gentlemen:

We have acted as special counsel in the State of Florida (the “State”) to Salix Animal Health, LLC, a Florida limited liability company (“Salix” or the “Guarantor”), in connection with the documents listed on Exhibit A attached hereto (the “Documents”) and the Registration Statement on Form S-4 (the “Registration Statement”), relating to Spectrum Brands, Inc.’s offer to exchange (the “Exchange Offer”) (i) up to $250,000,000 aggregate principal amount of its 6.125% Senior Notes due 2024 and related guarantees, which were issued pursuant to that certain Indenture dated December 4, 2014 (the “Initial 2024 Notes Indenture”) among Spectrum Brands, Inc., a Delaware corporation (“Spectrum”), U.S. Bank National Association, as trustee (the “Trustee”), and the guarantors party thereto, as supplemented by the Supplemental Indenture dated February 24, 2015, to which the Guarantor is a party, and as further supplemented by the Supplemental Indenture dated June 23, 2015 (collectively, the “2024 Notes Supplemental Indentures”) and (ii) up to $1,000,000,000 aggregate principal amount of its 5.750% Senior Notes due 2025 and related guarantees, which were issued pursuant to that certain Indenture dated May 20, 2015 (the “Initial 2025 Notes Indenture” and, together with the Initial 2024 Notes Indenture, the “Initial Indentures”) among Spectrum, the Trustee and the guarantors party thereto, including, without limitation, the Guarantor, as supplemented by the Supplemental Indenture dated June 23, 2015 (the “2025 Notes Supplemental Indenture” and, together with the 2024 Notes Supplemental Indentures, the “Supplemental Indentures” and, together with the Initial Indentures, the “Indentures”), for a like and corresponding amount of its 2024 exchange notes and 2025 exchange notes, as applicable (collectively, the “Exchange Notes”), and related guarantees, including the guarantee by the Guarantor of Spectrum’s obligations under the Exchange Notes (collectively, the “Note Guarantees”). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the applicable Indenture.

We have examined copies, identified to our satisfaction, of: (i) the articles of organization of Salix (the “Salix Articles”) as certified by the Division of Corporations of the Florida Department of State (the “Filing Office”) on May 17, 2015; (ii) the operating agreement of Salix as certified by the Secretary of Salix on September 21, 2015 (the “Salix Operating Agreement,” and together with the Salix Articles, the “Salix Organizational Documents”); (iii) the limited liability company resolutions of Salix dated as of February 24, 2015 and May 14, 2015; (iv) the certificate of status of Salix dated September 14, 2015 issued by the Filing Office; and (v) that certain Omnibus Officer’s Certificate dated as of September 21, 2015 of Spectrum, the Guarantor and certain other subsidiaries of Spectrum delivered in connection with the Documents, from Nathan E. Fagre, as Senior Vice President, Secretary and General Counsel of the Guarantor (the “Omnibus Certificate”).

In rendering the opinions expressed below, we have assumed, with your permission and without independent investigation:

a. the valid existence and good standing in the jurisdiction of its organization of each party to the Documents (other than the Guarantor);

b. the due authorization, execution and delivery of the Documents by each party thereto (other than the Guarantor);

c. the power and authority of each party to the Documents (other than the Guarantor) to execute, deliver and perform its obligations under the same, and that such execution, delivery and performance do not conflict with, contravene, violate or constitute a default under such party’s certificate or articles of incorporation, bylaws or other organizational documents;

d. that the execution and delivery of, and performance of its respective obligations under, each Document to which it is a party by each party to the Documents (other than the Guarantor) do not conflict with, contravene, violate or constitute a default under (i) any indenture, instrument or other agreement to which such party or its property or assets is subject or any contractual or legal restriction having applicability to such party or such property or assets, (ii) any rule, law or regulation of any court or regulatory or governmental authority to which such party is subject or (iii) any writ, order, judgment or decree of any court or regulatory or governmental authority to which such party is subject or by which any of its properties or assets are bound;

e. the authority of all individuals signing the Documents on behalf of the parties thereto (other than the Guarantor);

f. the legal capacity of all natural persons, including natural persons acting on behalf of a business entity; and

g. that there are no records, agreements or understandings between any of the parties to the Documents that would alter the agreements set forth therein.

We have relied on the Omnibus Certificate and have assumed that Nathan E. Fagre and John Beattie, the authorized officers of the Spectrum, the sole member of the Guarantor, executing the written consents referred to therein were duly elected and appointed by Spectrum in accordance with applicable laws and Spectrum’s Organizational Documents and that the persons whose incumbencies are certified in the Omnibus Certificate have been duly elected or appointed in accordance with applicable laws and the Salix Organizational Documents.

We have also assumed the genuineness of all signatures, the authenticity of all writings, certificates, instruments and records submitted to us as originals, the conformity to originals of all such writings, certificates, instruments and records submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, and the truthfulness of all statements of fact set forth therein.

Based on the foregoing and subject to the limitations, assumptions qualifications, and exclusions set forth herein, we are of the opinion that:

1. The Guarantor is a limited liability company organized under Florida law and its limited liability company status is active.

2. The Guarantor has all the requisite limited liability company power and authority to execute and deliver the Documents to which it is a party and to perform its obligations under the Documents.

3. All necessary limited liability company actions have been taken by the Guarantor to authorize the execution and delivery by the Guarantor of, and performance by the Guarantor of its obligations under, the Documents to which it is a party.

4. Other than as contemplated by the Documents, no further consent, approval, authorization or other action by, or filing with, any governmental authority of the State is required for the execution and delivery by the Guarantor of any Documents to which it is a party or the performance of its obligations thereunder.

5. The execution and delivery by the Guarantor of the Documents to which it is a party and the performance of its obligations thereunder will not violate the Salix Organizational Documents or any Applicable Law.

6. The Documents to which the Guarantor is a party have been duly executed and delivered by the Guarantor in accordance with the Salix Organizational Documents.

The foregoing opinions are strictly limited to the matters stated herein, and no other or more extensive opinion is intended or implied or to be inferred beyond the matters expressly stated herein.

For purposes of the opinions set forth above, “Applicable Law” means the Florida Revised Limited Liability Company Act and those laws, statutes, rules and regulations of the State which, in our experience, are normally applicable to transactions of the type contemplated by the Documents and would normally be applicable to domestic limited liability companies transacting business in the State that are not engaged in regulated business activities, but without our having made any special investigation concerning the applicability of any other law, statute, rule or regulation.

The opinions set forth above are subject to the following qualifications:

(A)	Our opinions are limited to the internal laws of the State and we express no opinion whatsoever with respect to any other laws. Each of our opinions is also subject to the effect of (i) bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, receivership, moratorium, failure of consideration, illegality and other similar laws, and (ii) general principles of equity, whether applied by a court of law or equity. Our advice on each legal issue in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the State.

(B)	Our opinion in paragraph 1 above is based solely on our review of the certificate of status issued by the Filing Officer as of the date of certification. We have made no additional investigation after the date of such certification in rendering our opinion in paragraph 1.

(C)	We express no opinion as to:

(1)	the legality, validity, binding effect or enforceability of the Documents as to any individual or entity;

(2)	compliance with, or any governmental or regulatory filing, approval, authorization, license or consent required by or under, any (a) Federal or state anti-fraud laws; (b) Federal or state environmental law; (c) Federal or state antitrust and unfair competition law; (d) Federal or state taxation law; (e) Federal or state worker health or safety, zoning or permitting or land use matter; (f) Federal or state patent, trademark or copyright statute, rule or regulation; (g) statutory or other requirement relating to the disposition of hazardous waste or environmental protection; (h) Federal or state receivership or conservatorship law; (i) Federal or state securities law; (j) Federal or state labor or employment law; (k) Federal or state labor, employee benefits or pension law; (l) Federal or state maritime or aviation laws; (m) Federal or state laws concerning public utilities; (n) Federal or state racketeering laws; (o) Federal or state laws relating to communications; (p) the statutes, ordinances, administrative decisions and rules and regulations of counties, towns, municipalities and other political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level); (q) zoning, health, safety, building, environmental, permitting, land use or subdivision law, ordinance, code, rule or regulation; (r) the Equal Credit Opportunity Act; (s) Federal or state laws and policies concerning (A) national and local emergencies, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; and (t) other state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and in the case of each of the foregoing in this paragraph (2), all rules and regulations promulgated thereunder or administrative or judicial decisions with respect thereto;

(3)	compliance by the Guarantor with the various operating covenants in the Documents; and

(4)	the effect of any law relating to the legal or regulatory status of any individual or entity.

(D)	We have assumed without investigation that each of the Salix Organizational Documents we have reviewed is a true, accurate and complete copy of such document, and that each of the Salix Organizational Documents is in full force and effect and has not been amended or repealed.

We have made no examination and express no opinion with respect to any laws relating to terrorism or money-laundering, including (i) the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56) and (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.”

We have made no examination of and express no opinion as to the business, operations or financial condition of the Guarantor or any other individual or entity or the effect thereon of the transactions contemplated by the Documents. In this regard, we have assumed that the transactions contemplated under the Documents have been entered into by the parties thereto in good faith, that there is no actual intent to hinder, delay or defraud any present or future creditor of the Guarantor and that the Guarantor is not engaged in business with unreasonably small capital, is not insolvent under applicable Federal or state law and has not incurred debts beyond its ability to pay, as to which matters we understand you have satisfied yourself. We are not expressing any opinion as to the effect on the Documents if any such assumptions should be inaccurate or as to any matter for which an express opinion is not provided herein. We specifically disclaim any opinions by implication or inference.

Except with respect to the opinions set forth herein, we have not rendered any legal advice to the Guarantor or any other individual or entity (or any individuals in their respective organizations) with respect to the Guarantor in connection with the transactions described above. We have not reviewed, we are not passing upon, and we do not assume any responsibility for the accuracy, completeness, sufficiency or fairness of any of the statements contained in the Documents or any related instruments.

We hereby consent to the references in the Registration Statement to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement; provided that in giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is not a guarantee or warranty, or an opinion respecting matters of fact and should not be construed or relied on as such. The opinions expressed herein are as of the date hereof, and we undertake no responsibility to update this opinion after the date hereof and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date hereof or with respect to the discovery subsequent to the date hereof of information not previously known to us pertaining to the events occurring prior to the date hereof.

Very truly yours,

/s/ Quarles & Brady LLP
QUARLES & BRADY LLP

EXHIBIT A

Indentures

Note Guarantees (as defined in each respective Indenture) of the Guarantor